Exhibit 99.1

For Immediate Release

MAGUIRE PROPERTIES COMPLETES REFINANCING
OF GRIFFIN TOWERS

LOS ANGELES, April 25, 2008 – Maguire Properties, Inc. (NYSE: MPG), a Southern California focused real estate investment trust, today announced it has repaid an existing $200 million mortgage loan secured by Griffin Towers which was originally scheduled to mature on May 1, 2008.  The repayment was funded through the issuance of $180 million in new debt and $20 million of cash on hand.

The net effect of these financing transactions was the issuance of $145 million new mortgage and mezzanine loans secured by Griffin Towers and $35 million in new secured debt issued by our Operating Partnership.

Griffin Towers features two 14-story towers totaling 540,000 square feet located at the intersection of the 405 and 55 freeways in the South Coast Metro submarket of Orange County, California.

The Company has filed a Current Report on Form 8-K with the Securities and Exchange Commission which contains additional details relating to the financing.

With the completion of these new loans, approximately 86% of the Company’s outstanding debt is fixed (or swapped to a fixed rate) at a weighted average interest rate of approximately 5.7% on an interest-only basis with a weighted average remaining term of approximately seven years.

About Maguire Properties, Inc.
Maguire Properties, Inc. is the largest owner and operator of Class A office properties in the Los Angeles central business district and is primarily focused on owning and operating high-quality office properties in the Southern California market.  Maguire Properties, Inc. is a full-service real estate company with substantial in-house expertise and resources in property management, marketing, leasing, acquisitions, development and financing.  For more information on Maguire Properties, visit our website at www.maguireproperties.com.

Business Risks
This press release contains forward-looking statements based on current expectations, forecasts and assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. These risks and uncertainties include: general risks affecting the real estate industry (including, without limitation, the inability to enter into or renew leases at favorable rates, dependence on tenants’ financial condition, and competition from other developers, owners and operators of real estate); risks associated with the availability and terms of financing and the use of debt to fund acquisitions and developments; risks associated with the potential failure to manage effectively the Company’s growth and expansion into new markets, to identify properties to acquire, to complete acquisitions or to integrate acquisitions successfully; risks and uncertainties affecting property development and construction; risks associated with downturns in the national and local economies, increases in interest rates, and volatility in the securities markets; risks associated with joint ventures; potential liability for uninsured losses and environmental contamination; risks associated with our Company’s potential failure to qualify as a REIT under the Internal Revenue Code of 1986, as amended, and possible adverse changes in tax and environmental laws; and risks associated with the Company’s dependence on key personnel whose continued service is not guaranteed.

For a further list and description of such risks and uncertainties, see our Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 29, 2008. The Company does not update forward-looking statements and disclaims any intention or obligation to update or revise them, whether as a result of new information, future events or otherwise.

Contacts:
Media Inquiries:	Investor Relations:
Ellen Barry	Peggy Moretti
Financial Dynamics	Senior Vice President, Investor Relations
212.850.5636	Maguire Properties, Inc.
213.613.4558